                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-71565

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus supplement is not complete and + +may be changed. We may not sell these securities, nor may we accept offers to +
+buy them, without first delivering a final prospectus supplement and          +
+accompanying prospectus. This preliminary prospectus supplement and           +
+accompanying prospectus are not an offer to sell these securities and we are + +not soliciting offers to buy these securities in any state where the offer or +
+sale of these securities is not permitted.                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             Subject to Completion
                              Dated July 22, 1999
Prospectus Supplement
(To Prospectus dated April 20, 1999)

2,800,000 Shares

[Logo of Cabot Industrial]

Common Shares of Beneficial Interest

The selling shareholders identified in this prospectus supplement are offering all of these shares and will receive all of the proceeds of this offering. None of the shares are being offered by Cabot Industrial Trust.

The common shares are traded on the New York Stock Exchange under the symbol "CTR." On July 21, 1999, the last reported sale price of the common shares was $21.50 per share.

Investing in the common shares involves risks. See "Risk Factors" beginning on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                     Proceeds to
           Price to     Underwriting the Selling
           Public       Discount     Shareholders
-------------------------------------------------
Per Share  $            $            $
-------------------------------------------------
Total      $            $            $
-------------------------------------------------

The selling shareholders have agreed to grant the underwriter the right to purchase up to an additional 420,000 common shares to cover over-allotments.

It is expected that delivery of the shares will be made to investors on or
about       , 1999.

J.P. Morgan & Co.

      , 1999

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give you any different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares described in this prospectus supplement or an offer to sell or a solicitation of an offer to buy the shares in any jurisdiction in which an offer or solicitation would be unlawful.

                               TABLE OF CONTENTS

                                                                            Page
                             Prospectus Supplement

Summary....................................................................  S-3
Information about Cabot Trust..............................................  S-7
Price Range of Common Shares and Dividend Policy........................... S-12
Capitalization............................................................. S-13
Selected Financial and Other Data.......................................... S-14
Property Information....................................................... S-16
Management................................................................. S-27
Selling Shareholders....................................................... S-30
Underwriting............................................................... S-31
Legal Matters.............................................................. S-32

                                   Prospectus

Risk Factors................................................................   3
Where You Can Find More Information.........................................  10
Forward Looking Statements..................................................  11
Cabot Industrial Trust......................................................  12
Use of Proceeds.............................................................  13
Selling Shareholders........................................................  13
Plan of Distribution........................................................  16
Description of Common Shares................................................  16
Federal Income Tax Consequences.............................................  21
Legal Matters...............................................................  31
Experts.....................................................................  31

                           Forward-Looking Statements

Some of the information included or incorporated by reference in this prospectus supplement and in the accompanying prospectus contains forward-looking statements, such as those pertaining to our future results of operations, market conditions and prospects. You can identify forward-looking statements by their use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. Discussions of strategy, plans or intentions also include forward-looking statements.

Forward-looking statements inherently involve risks and uncertainties and you should not rely on them as predictions of future events. The factors described under the heading "Risk Factors" in the accompanying prospectus, as well as changes in the industrial real estate market and the general economy, could cause future events and actual results to differ materially from those set forth or contemplated in the forward-looking statements.

                                    SUMMARY

Except as otherwise indicated, all references in this prospectus supplement to "Cabot Trust," "we," "us," "our" and similar references mean Cabot Industrial Trust and its subsidiaries, including Cabot L.P. All references herein to "Cabot L.P." mean Cabot Industrial Properties, L.P. and its subsidiaries.

                             Cabot Industrial Trust

We began operations upon the completion of our initial public offering in February 1998. Substantially all of our assets, including our portfolio of industrial properties, are held or controlled by Cabot L.P., and we conduct substantially all of our operations through Cabot L.P. We owned a 93.1% partnership interest in Cabot L.P. as of June 30, 1999.

We are an internally managed real estate company that acquires, leases, manages and holds for investment a diversified portfolio of bulk distribution, multitenant distribution and workspace properties. Using local builders, we also selectively develop new industrial properties in markets where we believe that property development will produce higher returns than acquiring existing properties. As of March 31, 1999, we owned 242 properties that had approximately 30 million rentable square feet, approximately 97.3% of which was leased to 473 tenants at that date.

We have a significant market presence across the United States, owning properties in a total of 21 markets, with more than one million rentable square feet in ten of those markets. In addition to having a geographically diverse portfolio, we have a tenant base that is diversified across industries and no single tenant accounted for more than 3.5% of our annualized base rent as of March 31, 1999. We believe that we have expanded successfully and have achieved superior tenant relations due to our properties' favorable locations and our management expertise.

Our primary external growth strategy is to acquire and build modern, high-quality industrial properties in attractive submarkets within the markets that we currently serve. Our primary internal growth strategy is to increase the cash flow generated by our properties by renewing or replacing expiring leases with new leases at higher rental rates and through rent increase provisions in our leases.

We use our $325.0 million unsecured revolving credit acquisition facility to acquire and develop properties and for working capital needs. As of June 30, 1999, we had outstanding $4.0 million of borrowings under our acquisition facility, $159.1 million of mortgage indebtedness and $200.0 million aggregate principal amount of 7.125% Redeemable Notes due 2004.

Members of our senior management team have worked together since 1987 and have an average of approximately 19 years of experience in the real estate industry.

Descriptions of our business and growth strategies and our development program, as well as our financing activities, can be found on pages S-7 through S-11 of this prospectus supplement. Additional important information about our business and our common shares is contained in the accompanying prospectus.

                                  Organization

The following diagram depicts our ownership structure as of June 30, 1999 in summary form.




                           [FLOW CHART APPEARS HERE]

             Limited Partners                Common Shareholders

                6.9%
                limited
                partnership
                interest                     Cabot Industrial Trust


                                                93.1%
                                                general
                                                partnership
                                                interest


        Preferred Unitholders

                                               Cabot Industrial Properties, L.P.




                                                   Industrial Properties and
                                                          Other Assets

                                   Properties

The following table provides information regarding the properties we owned as of March 31, 1999, organized by property type.

                                      Rentable Square
                                            Feet            Annualized Net Rent(1)
                                      ----------------  -------------------------------
                           Number of             % of                % of   Per Leased
 Property Type by Region   Properties   Amount   Total     Amount    Total  Square Foot
 -----------------------   ---------- ---------- -----  ------------ -----  -----------

 Bulk Distribution
  Properties:
 West....................       19     4,000,394  13.3% $ 12,723,292  11.1%    $3.40
 Southwest...............        4     1,326,200   4.4     4,156,599   3.6      3.13
 Midwest.................       18     4,256,937  14.2    12,514,149  10.9      2.99
 Southeast...............        5     1,355,266   4.5     4,515,121   3.9      3.33
 Northeast...............       10     2,478,262   8.3     9,539,828   8.3      3.85
                             -----    ---------- -----  ------------ -----     -----
  Subtotal/weighted
   average...............       56    13,417,059  44.7% $ 43,448,989  37.8%    $3.32
                             -----    ---------- -----  ------------ -----     -----
 Multitenant Distribution
  Properties:
 West....................       18     2,598,763   8.7% $  9,368,503   8.1%    $3.65
 Southwest...............        6       674,830   2.3     2,432,482   2.1      3.60
 Midwest.................       17     2,625,147   8.7     9,947,454   8.7      3.96
 Southeast...............       11     1,899,234   6.3     5,596,734   4.9      3.27
 Northeast...............       15     2,467,517   8.2     9,843,057   8.6      3.99
                             -----    ---------- -----  ------------ -----     -----
  Subtotal/weighted
   average...............       67    10,265,491  34.2% $ 37,188,230  32.4%    $3.74
                             -----    ---------- -----  ------------ -----     -----
 Workspace Properties:
 West....................       41     1,869,634   6.2% $ 10,317,520   9.0%    $5.63
 Southwest...............        3       312,267   1.0     2,264,606   2.0      7.25
 Midwest.................       40     1,831,555   6.1     9,244,859   8.1      5.27
 Southeast...............       16     1,116,471   3.8     4,980,057   4.3      4.53
 Northeast...............       19     1,222,586   4.0     7,355,138   6.4      6.16
                             -----    ---------- -----  ------------ -----     -----
  Subtotal/weighted
   average...............      119     6,352,513  21.1% $ 34,162,180  29.8%    $5.52
                             -----    ---------- -----  ------------ -----     -----
 Total/weighted average..      242    30,035,063 100.0% $114,799,399 100.0%    $3.93
                             =====    ========== =====  ============ =====     =====
 Properties by Region:
 West....................       78     8,468,791  28.2% $ 32,409,315  28.2%    $3.98
 Southwest...............       13     2,313,297   7.7     8,853,687   7.7      3.83
 Midwest.................       75     8,713,639  29.0    31,706,462  27.7      3.75
 Southeast...............       32     4,370,971  14.6    15,091,912  13.1      3.62
 Northeast...............       44     6,168,365  20.5    26,738,023  23.3      4.35
                             -----    ---------- -----  ------------ -----     -----
 Total/weighted average..      242    30,035,063 100.0% $114,799,399 100.0%    $3.93
                             =====    ========== =====  ============ =====     =====

--------
(1) "Annualized net rent" means annualized monthly net rent from leases in effect as of March 31, 1999. "Net rent" means contractual rent, excluding any reimbursements for real estate taxes or operating expenses.

                                  The Offering

Common Shares Offered by the
 Selling Shareholders............   2,800,000 shares
Over-Allotment Option from the
 Selling Shareholders............     420,000 shares
Common Shares Outstanding as of
 June 30, 1999...................  40,619,420 shares
Use of Proceeds..................  We will not receive any of the net proceeds from this offering.
New York Stock Exchange Symbol...  "CTR"

--------
Common Shares Outstanding as of June 30, 1999 excludes 4,363,356 common shares reserved for issuance under our employee long-term incentive plan, of which options for 3,275,615 shares were outstanding as of June 30, 1999. Also excludes 3,014,139 common shares issuable upon conversion of outstanding limited partnership units in Cabot L.P.

                         INFORMATION ABOUT CABOT TRUST

General

Our goal is to be the preeminent national real estate company focused on serving a variety of industrial space users. We own and operate bulk distribution, multitenant distribution and workspace properties. As of March 31, 1999, our portfolio consisted of 242 properties, which aggregated approximately 30 million rentable square feet and included:

  .56 bulk distribution properties aggregating 13,417,059 rentable square feet;

  .67 multitenant distribution properties aggregating 10,265,491 rentable square feet; and

  .119 workspace properties aggregating 6,352,513 rentable square feet.

As of March 31, 1999, our properties were approximately 97.3% leased to 473 tenants. We believe that we have achieved high occupancy and tenant retention rates due to our properties' favorable locations and our management expertise.

We have a significant market presence across the United States, owning properties in a total of 21 markets, 18 of which we have identified as principal targeted markets. We own properties with more than one million rentable square feet in ten of those markets. No single market accounted for more than 11.6% of our total rentable square feet as of March 31, 1999. Our tenant base is also diversified across industries, and no single tenant accounted for more than 3.5% of our annualized base rent as of that same date.

In addition to acquiring existing industrial properties, we selectively develop new industrial properties in submarkets of our existing markets where we believe that development will produce higher returns than acquiring existing properties. To limit overhead expenses associated with our development program, we currently use local builders with whom we have established strong relationships to provide construction services and to assist in the lease-up of the newly constructed properties.

The seven individuals who comprise our senior management have an average of approximately 19 years of experience in the real estate industry. Members of senior management have worked together since 1987, as executive officers of Cabot Partners Limited Partnership prior to the formation of Cabot Trust and, previously, as executive officers of Cabot, Cabot & Forbes Realty Advisors, Inc. Cabot, Cabot & Forbes Realty Advisors, Inc. was an affiliate of Cabot, Cabot & Forbes, a nationwide real estate development, investment, construction and management firm that pioneered the development of large-scale planned industrial parks.

We are a Maryland real estate investment trust formed in October 1997. Our principal executive offices are located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108, and our telephone number is (617) 723-0900.

Business Strategies

Our fundamental business objective is to maximize the total return to our investors through growth in our cash available for distribution and in the value of our portfolio of industrial properties and operations. We believe that we are well positioned to take advantage of the opportunities presented by today's changing industrial real estate markets through the business strategies and operations described below.

Leveraging Our Substantial National Market Presence

We believe that maintaining and expanding our market presence in our 18 principal targeted markets across the country will be an important factor in achieving future growth and our targeted returns on investment.

Our substantial presence in our principal markets provides significant strategic advantages. In addition to the quality and attractive locations of our properties, foremost among these advantages is that we are well positioned to market our industrial space to national companies that have space requirements in multiple markets. We have a national tenant marketing program that emphasizes the advantages of dealing with a single source for a company's industrial space needs. These advantages include greater efficiency of lease negotiations and day-to-day property management, as well as better understanding of the tenants' current needs and prospective space requirements. We serve 31 tenants that use more than one of our properties. These tenants accounted for approximately 24% of our annualized base rents as of March 31, 1999. Thirteen of those tenants lease properties in multiple markets.

We believe that having a substantial inventory of properties and significant leasing activities within each local market increases our visibility to prospective tenants and enables us to establish strong relationships with leasing brokers and other local market participants. These brokers and market participants serve as sources of information and potential tenant referrals. In addition, larger inventories of properties increase our opportunities to relocate tenants to one or more of our other properties as their needs change. A larger scale of operations in a local market also increases our economic efficiency by enabling us to better support the costs of our on-site property management personnel needed to build long-term tenant relationships in that market and achieve economies of scale.

Serving a Variety of Tenants by Offering a Broad Spectrum of Industrial Property Types

We also believe that our strategy of offering a broad spectrum of industrial property types provides complementary benefits in meeting our growth objectives. Offering a broad spectrum of property types enables us to provide better service, on a more cost-efficient basis, to national customers who may need various types of workspace properties, in addition to distribution space, for their local operations. At the same time, offering a variety of property types suitable for smaller companies enables us to capture a larger share of the growth in our chosen industrial property markets. This strategy of offering diverse property types also enables us to pursue opportunities as they arise across our tenant mix by responding to shifts in demand at different stages of the economic cycle.

Growth Strategies

We intend to achieve our growth objectives through a combination of industrial property acquisitions, internal growth and industrial property development.

Acquisitions

Our principal growth strategy is to acquire additional modern, high-quality properties in attractive submarkets within the industrial markets that we currently serve. The focus of our acquisition activity is primarily on acquiring individual properties and small collections of properties rather than on large portfolios of properties. We believe this acquisition strategy enables us to be highly selective as to building quality and projected long-term yields of the properties we acquire.

Following the completion of our initial public offering we acquired 84 properties during the remainder of 1998 in 41 separate transactions for an aggregate purchase price of $426.2 million. These properties contain approximately 9.6 million rentable square feet, of which 43.3% is bulk distribution, 29.6% is multitenant distribution and 27.1% is workspace property. Through June 30, 1999, we had acquired 60 additional industrial properties containing 3,807,000 rentable square feet, of which 12.4% is bulk distribution, 45.6% is multitenant distribution and 42.0% is workspace property. As of June 30, 1999, we had also contracted to acquire twelve additional industrial properties containing approximately 1,464,000 rentable square feet. One property containing approximately 120,000 square feet was sold on June 22, 1999 and one property containing approximately 225,000 square feet is under agreement to be sold as of June 30, 1999.

  Emphasis on Market Research. We follow a disciplined, value-oriented strategy in our property acquisitions. We seek to acquire modern, cost-efficient buildings located in key national and regional distribution centers. Our property acquisitions are based on extensive research in each targeted market regarding:

  .current yields;

  .economic and demographic trends;

  .property replacement and operating costs;

  .rent levels, historical occupancy rates and trends;

  .construction quality and property conditions;

  .the physical characteristics of other buildings within the market;

  .access to transportation, proximity to housing and local crime rates;

  .location in modern industrial parks;

  .the supply of and demand for industrial space in targeted submarkets; and

  .existing and potential tenant space requirements.

Our research includes extensive in-market activity by our employees, including physical site inspections and continuing contacts with leasing brokers and other active participants in the local markets. We have compiled the results of our extensive research and that of Cabot Partners Limited Partnership over the years into a proprietary database, which we update periodically and which covers many markets and submarkets in which we have significant investments or that we have targeted. This database contains computerized profiles, keyed to aerial maps that we have prepared of our properties and each of the buildings deemed most competitive to our properties or attractive for acquisition. These profiles include such information as the building's age, current tenant and lease information and the building's physical characteristics, including overall dimensions, clear heights and truck court dimensions.

  Diversification of Industrial Property Types. Approximately 70.2% of our properties, based on annualized net rents at March 31, 1999, are bulk distribution and multitenant distribution facilities. We have historically focused on these types of properties because of the opportunities for superior returns they have provided. While we expect that both types of properties will continue to be an important focus of our future acquisition program, we believe that workspace properties are also attractive in selected markets where they are in limited supply and strong demand exists. We have increased our acquisitions of workspace properties, which represented approximately 29.8% of our properties, based on annualized net rents at March 31, 1999.

  Relationships with Institutional Real Estate Investors. The operations of our sponsor and organizer, Cabot Partners, were focused on serving public and private pension funds and other institutional real estate investors in connection with investments in and management of industrial real estate. This has provided our management with an extensive knowledge of and, we believe, a favorable reputation with these investors. We expect to benefit from our relationships with them through further acquisitions as they increasingly seek to securitize their direct real estate investments.

  Capital and UPREIT Structure. As of June 30, 1999, we had outstanding $159.1 million of fixed-rate debt secured by specified properties, $4.0 million of variable-rate unsecured borrowings and $200.0 million aggregate principal amount of 7.125% Redeemable Notes due 2004. Our consolidated debt-to-total market capitalization ratio as of that date was approximately 27%. Also as of June 30, 1999, we had unencumbered properties totaling approximately 26 million rentable square feet and representing approximately 81% of our total portfolio on a square footage basis.

We currently intend to maintain a ratio of debt-to-total market capitalization of 40% or less. Although there is no limit in our organizational documents on the amount of indebtedness that we may incur, the indenture under which the 7.125% Redeemable Notes due 2004 were issued contains financial and operating covenants that limit our ability to incur additional secured and unsecured indebtedness.

We intend to exploit our relatively unleveraged capital structure and substantial equity base in our acquisition and development activities. In addition, our UPREIT structure, which enables us to acquire industrial properties on a non-cash basis by exchanging our limited partnership interests in Cabot L.P. for properties in a tax-deferred manner, provides an attractive alternative to a taxable cash sale for tax-paying property owners.

Increase Cash Flow Generated by Existing Properties

Our primary internal growth strategy is to increase the cash flow generated by our existing properties, and from properties that we acquire in the future, by renewing or replacing expiring leases with new leases at higher rental rates and through rent increase provisions in our leases. In addition, we work actively to:

  . maintain our historically high occupancy levels by retaining existing tenants, thereby minimizing "down time" and re-leasing costs;

  . improve the occupancy levels of any newly acquired properties that have lower occupancy levels than we typically expect from our existing properties; and

  . capitalize on economies of scale arising from the size of our portfolio of properties and control costs.

Development

Our senior management has extensive real estate development experience, including experience derived from the industrial park development activities of Cabot, Cabot and Forbes. We believe that in select target markets there are attractive opportunities for new development with potentially greater returns than those available from the purchase of existing stabilized properties, and we are pursuing a development program where those opportunities exist. We are also engaging in discussions with our existing tenants about their future space needs. Based on those discussions, we believe that financially attractive build-to-suit opportunities from our tenant base may be available over time.

To limit overhead expenses associated with our development program, we currently use local builders with whom we have established strong relationships to provide construction services and to assist in the lease-up of the newly constructed properties. However, we may expand our in-house development staff as our development activities increase.

Through June 30, 1999, we had engaged in thirteen development projects with total projected development costs of approximately $105 million and approximately 2.2 million square feet of projected rentable space. These projects are located in nine different sub-markets of our existing markets and involve construction of each of our three principal property types, but with a particular weighting toward development of multitenant and workspace properties with mid-sized tenant spaces of 4,000 to 50,000 square feet. These types of properties have provided the strongest rental increases and face the least competition from other developers.

We currently are in active negotiations regarding two additional projects with projected development costs of approximately $44 million and approximately 876,000 square feet of projected rentable space.

Financing Activities

We established a $325.0 million unsecured revolving acquisition facility with a syndicate of banks led by Morgan Guaranty Trust Company of New York in March 1998. We use the acquisition facility to acquire and develop properties and for working capital needs. The interest at a variable rate equal to LIBOR plus 100 basis points. As of June 30, 1999, we had $4.0 million of borrowings outstanding under the facility. The acquisition facility matures in March 2001.

We borrowed $87.6 million in February 1999 and borrowed an additional $5.6 million under the same agreement in April 1999, all secured by specified properties. This secured indebtedness has an interest rate of 7.25% and is to be repaid using a 25-year amortization schedule, with a balloon payment equal to the then outstanding balance due on March 1, 2009. The proceeds of this borrowing were used to repay a portion of the balance outstanding under our acquisition facility. As of June 30, 1999, we had a total of $159.1 million of fixed rate mortgage indebtedness and had unencumbered properties totaling approximately 26 million rentable square feet, or approximately 81% of our total rentable square feet.

Cabot L.P. completed a private placement of $65 million of 8.625% Series B Cumulative Redeemable Perpetual Preferred Units at $50 per unit on April 29, 1999. The net proceeds of this placement were used to reduce outstanding borrowings under our acquisition facility.

Cabot L.P. completed a public offering of $200 million aggregate principal amount of 7.125% Redeemable Notes due 2004 on May 4, 1999. The net proceeds of the offering were used to reduce outstanding balances under our acquisition facility and for general corporate purposes.

                PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

Our common shares began trading on the New York Stock Exchange ("NYSE") on January 30, 1998, under the symbol "CTR." The following table sets forth the high and low sales prices per share as reported on the New York Stock Exchange Composite Tape and the dividends paid on the common shares for the periods indicated.

1998:                                                     High   Low   Dividends
-----                                                    ------ ------ ---------
First Quarter (from January 30, 1998)................... $23.81 $20.88   $.202
Second Quarter..........................................  25.13  19.81    .325
Third Quarter...........................................  22.19  17.56    .325
Fourth Quarter..........................................  22.00  16.88    .325
1999:
-----
First Quarter...........................................  20.44  17.88    .340
Second Quarter..........................................  22.00  18.25    .340
Third Quarter (through July 21, 1999)...................  23.00  20.50     --

The amounts available for dividends to our shareholders are affected by a number of factors, including the revenues received from our properties, our operating expenses, interest expense on our borrowings and our capital expenditures. Future dividends will be at the discretion of the board of trustees and will depend on our actual FFO, our financial condition and capital requirements, the annual income distribution requirements under the REIT provisions of the Code and such other factors as our board of trustees deems relevant. In 1998, 100% of dividends to shareholders were taxable as ordinary income.

                                 CAPITALIZATION

The following table sets forth our capitalization as of March 31, 1999 on a historical basis and as adjusted to give effect to Cabot L.P.'s note offering and preferred unit placement and the application of a portion of the net proceeds thereof to repay borrowings under our acquisition facility.

                                                        As of March 31, 1999
                                                        ----------------------
                                                                        As
                                                        Historical   Adjusted
                                                        ----------  ----------
                                                             (dollars in
                                                             thousands)
Debt:
  Mortgage indebtedness................................ $  149,784  $  149,784
  Borrowings under acquisition facility................    211,000         --
  7.125% Redeemable Notes due 2004.....................        --      200,000
                                                        ----------  ----------
    Total debt......................................... $  360,784  $  349,784
                                                        ----------  ----------
Minority interest:
  Limited partnership units............................ $   58,349  $   58,349
  8.625% Series B Cumulative Redeemable Perpetual
   Preferred Units.....................................        --       63,175
                                                        ----------  ----------
    Total minority interest............................ $   58,349  $  121,524
                                                        ----------  ----------
Shareholders' equity:
  Common shares, $0.01 par value, 150,000,000 shares
   authorized; 40,518,271 shares issued and outstanding
   at March 31, 1999................................... $      405  $      405
  Paid in capital......................................    761,168     761,168
  Retained deficit.....................................     (2,703)     (2,703)
                                                        ----------  ----------
    Total shareholders' equity......................... $  758,870  $  758,870
                                                        ----------  ----------
    Total capitalization............................... $1,178,003  $1,230,178
                                                        ==========  ==========

                       SELECTED FINANCIAL AND OTHER DATA

The following table sets forth selected financial and other data on a consolidated basis. The selected operating, balance sheet and cash flow data as of December 31, 1998 and for the period then ended have been derived from financial statements audited by Arthur Andersen LLP, independent auditors. Since we were formed in October 1997 and did not begin operations until February 4, 1998, the results for the year ended December 31, 1998 represent activity for 331 days (approximately 11 months) and no comparisons with prior periods are available.

Data as of March 31, 1999 and 1998 and for the three months then ended have not been audited but, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results to be expected for the entire year.

                                        Three Months Ended
                                            March 31,
                                       ---------------------     Year Ended
                                          1999      1998(1)   December 31, 1998
Operating Data                         ----------  ---------  -----------------
(in thousands, except per share data)      (unaudited)
Total revenues.......................  $   34,138  $  14,733     $  102,425
Property taxes.......................       3,845      1,642         11,843
Property operating expenses..........       2,680      1,042          6,579
General and administrative expenses..       2,185      1,068          6,815
Depreciation and amortization........       6,810      3,174         20,913
Interest expense.....................       4,315        155          7,009
Settlement of treasury lock..........       2,492        --             --
Net income...........................       7,691      3,478         50,958
Basic and diluted earnings per
 share...............................        0.28       0.19           1.17
Basic weighted average shares out-
 standing............................      27,873     18,587         18,587
Diluted weighted average shares out-
 standing............................      27,873     18,587         18,587
                                                                 Year Ended
                                            March 31,         December 31, 1998
                                       ---------------------  -----------------
                                          1999       1998
Balance Sheet Data                     ----------  ---------
(in thousands)                             (unaudited)
Rental property, before accumulated
 depreciation........................  $1,150,535  $ 840,041     $1,072,675
Total assets.........................   1,225,089    856,224      1,110,570
Mortgage debt........................     149,784     13,445         48,206
Line of credit borrowings............     211,000        --         200,000
Total liabilities....................     407,870     32,045        293,272
Minority interest....................      58,349    471,430        468,311
Shareholders' equity.................     758,870    352,749        348,987
                                        Three Months Ended
                                            March 31,
                                       ---------------------     Year Ended
                                          1999      1998(1)   December 31, 1998
Other Data                             ----------  ---------  -----------------
(in thousands, except number of
properties and percentages)                (unaudited)
Funds from operations(2).............  $   21,300  $  11,300     $   71,269
Cash flows provided by operating ac-
 tivities............................      20,834     16,005         78,726
Cash flows used in investing activi-
 ties................................     (71,970)  (178,561)      (398,795)
Cash flows provided by financing ac-
 tivities............................      83,393    163,868        322,369
Total rentable square feet of proper-
 ties at end of period...............      30,035     22,913         28,033
Number of properties at end of peri-
 od..................................         242        152            206
Percentage leased at end of period...        97.3%      96.9%          97.4%

                                                  (footnotes on following page)

(continued from previous page)
(1) Period from February 4, 1998 (commencement of operations) through March 31, 1998.

(2) Funds from operations, or FFO, represents net income before minority interest and extraordinary items, adjusted for depreciation of real property and amortization of tenant improvements costs, lease commissions and gains from the sale of properties. In addition to cash flow and net income, management generally considers FFO to be a measure of the performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. However, FFO does not measure whether cash flow is sufficient to fund all of an entity's cash needs, including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash generated from operating, investing or financing activities as determined in accordance with generally accepted accounting principles. It should not be considered as an alternative to net income as an indicator of a REIT's operating performance or to cash flows as a measure of liquidity. Further, we calculate FFO in accordance with the White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. in March 1995. FFO as disclosed by other REITs may not be comparable to our calculation.

                              PROPERTY INFORMATION

For descriptive purposes, our properties may generally be grouped into three broad categories: bulk distribution properties, multitenant distribution properties and workspace properties.

Bulk distribution properties are oriented primarily to large national and regional distribution tenants. These properties generally have at least 100,000 square feet of rentable space, building depths of at least 240 feet and clear heights of 24 feet or more. They also generally have truck courts exceeding 100 feet in depth to accommodate larger modern trucks, a ratio of loading docks to rentable space of one or more per 10,000 square feet and a location with good access to interstate highways.

Multitenant distribution properties are oriented primarily to smaller regional and local distribution tenants and are generally designed to be subdivided to suit tenants whose space requirements generally range from 10,000 square feet to 100,000 square feet. These properties generally have clear heights of 20 feet or more, building depths of less than 240 feet unless configured with loading docks on two sides and a location with good access to regional and interstate highways.

Both bulk distribution and multitenant distribution properties are used predominately for the storage and distribution of goods.

Workspace properties are designed to serve a variety of industrial tenants with workspace-related requirements, including light manufacturing and assembly, research, testing, re-packaging and sorting, back office, sales office and office/warehouse functions. Workspace tenants include smaller companies and local units of national or large regional companies whose space requirements generally range from 3,000 square feet to 70,000 square feet. Workspace properties generally have clear heights of 14 to 24 feet, attractive building exteriors, office finish of up to 30% or more, parking ratios of one to four spaces per 1,000 rentable square feet and locations with good access to executive residential areas and local highways, labor supply and dining and shopping amenities.

Our properties are typically leased on a triple net basis, meaning that our tenants pay their share, based generally on square footage leased, of real estate taxes and operating costs. If we are responsible for paying a stated amount of real estate taxes and operating costs and tenants are responsible for any and all increases in real estate taxes and operating costs above that stated amount, we lease those properties at a higher gross rent. Excluding lease renewal options, the lease terms for our properties typically range from three to five years or, for leases that are renewed, a shorter period of generally two to three years. At March 31, 1999, approximately 42% of our leases, based on annualized net rent, contain a provision providing for an automatic "stepped rent" increase of a specified amount or percentage at a specified point or points during the remaining term of the lease.

Tenant Information

The following table lists our ten largest tenants, as measured by annualized base rent as of
March 31, 1999.

                                                                                                Weighted
                                                                                                 Average
                                                                                                 Months
                                                               Total                            Remaining
                                                              Leased   Annualized  Percent of     After
                                                              Square      Base     Annualized   March 31,
                        Tenants(1)                            Feet(1)    Rent(1)(2)Base Rent(1)   1999(1)
                        ----------                           --------- ----------- -----------  ---------
GATX Logistics, Inc........................................  1,296,872 $ 4,108,552     3.5%        30.3
Exel Logistics, Inc. (Merchants Home Delivery).............  1,064,648   3,766,695     3.2         51.6
Advance Transformer Co., a division of Philips North
 America Corporation.......................................    480,258   2,618,591     2.2         28.0
Wal-Mart...................................................    400,310   1,633,264     1.4         15.0
B. Dalton Bookseller (guaranteed by Barnes & Noble, Inc.)..    400,000   1,606,548     1.4         53.0
Port Jersey Distribution Services..........................    465,857   1,579,500     1.3         32.2
Goodtimes Home Video Corp..................................    358,564   1,370,837     1.1         36.6
GTE Communications Corp....................................     96,517   1,278,850     1.1        103.0
Enesco Corporation.........................................    234,000   1,088,100     0.9          2.0
General Services Administration............................    187,976   1,083,358     0.9         27.8
                                                             --------- -----------    ----        -----
Total/Weighted average months remaining....................  4,985,002 $20,134,295    17.0%        35.8
                                                             ========= ===========    ====        =====

--------
(1) Includes aggregations of affiliated entities based on available information.
(2) Annualized base rent means contractual rent stated on an annualized basis.

Lease Expirations

The following table summarizes the lease expirations at our properties for leases in place as of March 31, 1999, assuming that none of our tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations. The table does not include approximately 822,567 rentable square feet that were not leased as of that date.

                          Number of                                      Annualized     Percent of
                           Leases                           Annualized    Base Rent     Annualized
                          Expiring     Expiring Leases     Base Rent of  of Expiring   Base Rent of
        Year of           --------- ----------------------   Expiring    Leases per      Expiring
    Lease Expiration                Square Feet % of Total  Leases(1)   Square Foot(1)   Leases(1)
------------------------            ----------- ---------- ------------ -------------  ------------
1999....................      76     3,725,851     12.8%   $ 14,374,176     $3.86          12.1%
2000....................     108     3,858,801     13.2      16,535,177      4.29          14.0
2001....................     105     4,924,309     16.9      19,359,025      3.93          16.4
2002....................      85     5,078,032     17.4      20,161,277      3.97          17.0
2003....................      68     4,440,961     15.2      17,784,129      4.00          15.0
2004....................      39     2,257,243      7.7       8,673,776      3.84           7.3
2005....................      14     1,006,126      3.4       4,439,124      4.41           3.7
2006....................       6       706,344      2.4       2,907,137      4.12           2.5
2007....................       9     1,111,439      3.8       5,106,352      4.59           4.3
2008 and beyond.........      22     2,103,390      7.2       9,044,628      4.30           7.7
                             ---    ----------    -----    ------------     -----         -----
Total/Average annualized
 base rent..............     532    29,212,496    100.0%   $118,384,801     $4.05         100.0%
                             ===    ==========    =====    ============     =====         =====

(1) Based on currently payable contractual rent.

Properties by Type and Location

The following tables provide detailed information regarding the properties we owned as of March 31, 1999, organized by property type and location.

                                               Rentable Sq. Ft.  Annualized Net Rent(1)
                                               ---------------- ------------------------
                                                                                   Per
                            Year                                                  Leased
Property Type and          Built/   Number of              %                % of   Sq.
 Location                 Renovated Properties  Number   Leased   Amount    Total  Ft.
-----------------         --------- ----------  ------   ------ ----------- ----- ------
Bulk Distribution
 Properties:
West Region
Los Angeles Market
 South Vintage Avenue,
  Building 1, Ontario,
  CA                        1986         1       272,448  100%  $   723,389  0.6% $ 2.66
 South Vintage Avenue,
  Building 2, Ontario,
  CA                        1986         1       248,064   87       719,703  0.6    3.32
 South Rockefeller
  Avenue, Ontario, CA       1986         1       164,140  100       551,510  0.5    3.36
 East Jurupa Street,
  Ontario, CA               1986         1       142,404  100       461,388  0.4    3.24
 DeForest Circle, Mira
  Loma, CA                  1992         1       250,584  100       871,841  0.8    3.48
 Vintage Avenue,
  Ontario, CA               1988         1       284,559  100       973,200  0.8    3.42
 San Fernando Road, Sun
  Valley, CA                1980         1       181,670  100     1,015,536  0.9    5.61
 Rowland Street, City of
  Industry, CA              1998         1       181,635   30       245,991  0.2    4.46
 Santa Anita Avenue,
  Rancho Cucamonga, CA      1988         1       212,300  100       792,864  0.7    3.73
                                       ---     ---------  ---   -----------  ---  ------
Market subtotal/weighted
                 average                 9     1,937,804   92%  $ 6,355,422  5.5% $ 3.57

                                              Rentable Sq. Ft.  Annualized Net Rent(1)
                                              ---------------- -------------------------
                                                                                   Per
                           Year                                                   Leased
Property Type and         Built/   Number of              %                % of    Sq.
 Location                Renovated Properties  Number   Leased   Amount    Total   Ft.
-----------------        --------- ----------  ------   ------ ----------- -----  ------
Phoenix Market
 North 47th Avenue,
  Phoenix, AZ              1986         1       163,200  100%  $   453,867  0.4%  $ 2.78
 South 63rd Avenue,
  Phoenix, AZ              1990         1       168,165  100       450,494  0.4     2.68
 South 55th Avenue,
  Phoenix, AZ              1986         1       100,000    0             0  0.0     0.00
 South 41st Avenue,
  Building 2, Phoenix,
  AZ                       1985         1       223,740  100       678,172  0.6     3.03
 South 49th Avenue,
  Phoenix, AZ              1989         1       114,871  100       330,828  0.3     2.88
 North 104th Avenue,
  Tolleson, AZ             1995         1       279,279  100       805,169  0.7     2.88
 West Van Buren,
  Tolleson, AZ             1997         1       278,142  100       868,470  0.8     3.12
 South 84th Avenue,
  Tolleson, AZ             1989         1       236,007  100       802,488  0.7     3.40
 North 103rd Street,
  Phoenix, AZ              1999         1       279,186  100       942,524  0.8     3.38
                                      ---     ---------  ---   ----------- ----   ------
                 Market
      subtotal/weighted
               average                  9     1,842,590   95%  $ 5,332,012  4.7%  $ 3.06
San Diego Market
 Dornoch Court, San
  Diego, CA                1988         1       220,000  100%  $ 1,035,858  0.9%  $ 4.71
                                      ---     ---------  ---   ----------- ----   ------
            West Region
      subtotal/weighted
               average                 19     4,000,394   94%  $12,723,292 11.1%  $ 3.40
Southwest Region
Dallas Market
 Luna Road, Carrollton,
  TX                       1997         1       205,400  100%  $   679,992  0.6%  $ 3.31
 DFW Trade Center,
  Building 1,
  Grapevine, TX            1996         1       540,000  100     1,705,803  1.5     3.16
 DFW Trade Center,
  Building 2,
  Grapevine, TX            1997         1       440,000  100     1,278,000  1.1     2.90
 Airline Drive,
  Building 2, Coppell,
  TX                       1990         1       140,800  100       492,804  0.4     3.50
                                      ---     ---------  ---   ----------- ----   ------
              Southwest
          Region/Market
     subtotal/weighted
    average                             4     1,326,200  100%  $ 4,156,599  3.6%  $ 3.13
Midwest Region
Chicago Market
 West 73rd Street,
  Building 1, Bedford
  Park, IL                 1982         1       233,282  100%  $   735,279  0.6%  $ 3.15
 West 73rd Street,
  Building 2, Bedford
  Park, IL                 1986         1       380,269  100     1,034,331  0.9     2.72
 West 73rd Street,
  Building 3, Bedford
  Park, IL                 1979         1       232,000  100       727,667  0.6     3.14
 Remington Street,
  Bolingbrook, IL          1996         1       212,333  100       796,925  0.7     3.75
 Harvester Drive,
  Chicago, IL              1974         1       212,922  100       628,119  0.6     2.95
 Arthur Avenue, Elk
  Grove, IL                1978         1       230,768  100       699,228  0.6     3.03
 North Raddant Road,
  Batavia, IL              1991         1       170,462  100       711,954  0.6     4.18
 Ambassador Road,
  Naperville, IL           1996         1       203,500   65       503,366  0.4     3.80
 Mark Street, Wood
  Dale, IL                 1985         1       234,000  100       833,392  0.7     3.56
                                      ---     ---------  ---   ----------- ----   ------
                 Market
      subtotal/weighted
               average                  9     2,109,536   97%  $ 6,670,261  5.7%  $ 3.27
Cincinnati/Northern
 Kentucky Market
 Holton Drive,
  Independence, KY         1996         1       352,000  100%  $   991,951  0.9%  $ 2.82
 International Way,
  Hebron, KY               1990         1       192,000  100       556,800  0.5     2.90
 Kingsley Drive,
  Building 1,
  Cincinnati, OH           1981         1       154,004  100       429,999  0.4     2.79
 Kingsley Drive,
  Building 2,
  Cincinnati, OH           1981         1       249,402  100       710,000  0.6     2.85
 International Road,
  Building 1,
  Cincinnati, OH           1990         1       192,000  100       528,000  0.5     2.75
 International Road,
  Building 2,
  Cincinnati, OH           1990         1       204,800  100       721,520  0.6     3.52
                                      ---     ---------  ---   ----------- ----   ------
                 Market
      subtotal/weighted
               average                  6     1,344,206  100%  $ 3,938,270  3.5%  $ 2.93
Columbus Market
 Westbelt Drive,
  Building 2, Columbus
  OH                       1980         1       229,200  100%  $   640,552  0.6%  $ 2.79
 Equity Drive, Building
  1, Columbus, OH          1980         1       227,480  100       516,594  0.4     2.27
                                      ---     ---------  ---   ----------- ----   ------
                 Market
      subtotal/weighted
               average                  2       456,680  100%  $ 1,157,146  1.0%  $ 2.53
Other Market
 North State Road #9,
  Howe, IN                 1988         1       346,515  100%  $   748,472  0.7%  $ 2.16
                                      ---     ---------  ---   ----------- ----   ------
         Midwest Region
      subtotal/weighted
               average                 18     4,256,937   98%  $12,514,149 10.9%  $ 2.99


                                                                       Rentable Sq. Ft.   Annualized Net Rent(1)
                                                                       ----------------- -------------------------
                                                                                                             Per
                                                    Year                                                    Leased
                                                   Built/   Number of               %                % of    Sq.
Property Type and Location                        Renovated Properties   Number   Leased   Amount    Total   Ft.
--------------------------                        --------- ----------   ------   ------ ----------- -----  ------
Southeast Region
Atlanta Market
 Highway 316, Dacula, GA                               1989      1        326,019  100%  $ 1,057,413  0.9%  $ 3.24
 Westgate Parkway, Fulton County, GA                   1988      1        231,835  100       695,505  0.6     3.00
                                                               ---     ----------  ---   ----------- ----   ------
                 Market subtotal/weighted average                2        557,854  100%  $ 1,752,918  1.5%  $ 3.14
Memphis Market
 Pilot Drive, Memphis, TN                              1987      1        336,080  100%  $   795,326  0.7%  $ 2.37
                                                               ---     ----------  ---   ----------- ----   ------
Orlando Market
 Landstreet Road, Building 1, Orlando FL               1997      1        355,732  100%  $ 1,639,782  1.4%  $ 4.61
                                                               ---     ----------  ---   ----------- ----   ------
Charlotte Market
 Reames Road, Charlotte, NC                            1994      1        105,600  100%  $   327,095  0.3%  $ 3.10
                                                               ---     ----------  ---   ----------- ----   ------
       Southeast Region subtotal/weighted average                5      1,355,266  100%  $ 4,515,121  3.9%  $ 3.33
Northeast Region
Baltimore/Washington Market
 Tar Bay Drive, Jessup, MD                             1990      1        210,000  100%  $   800,527  0.7%  $ 3.81
 Oceano Avenue, Jessup, MD                             1987      1        243,500  100       998,349  0.9     4.10
                                                               ---     ----------  ---   ----------- ----   ------
                 Market subtotal/weighted average                2        453,500  100%  $ 1,798,876  1.6%  $ 3.97
Harrisburg Market
 Brackbill Boulevard, Building 1,
  Mechanicsburg, PA                                    1984      1        259,200  100%  $   913,069  0.8%  $ 3.52
 Brackbill Boulevard, Building 2,
  Mechanicsburg, PA                                    1994      1        235,200  100       828,432  0.7     3.52
 Cumberland Parkway, Mechanicsburg, PA                 1992      1        340,000  100     1,144,967  1.0     3.37
                                                               ---     ----------  ---   ----------- ----   ------
                 Market subtotal/weighted average                3        834,400  100%  $ 2,886,468  2.5%  $ 3.46
New York/New Jersey Market
 Pepes Farm Road, Milford, CT                          1980      1        200,000  100%  $   829,998  0.7%  $ 4.15
 South Middlesex Avenue, Building 1, Cranbury, NJ      1989      1        204,369  100       735,728  0.6     3.60
 Birch Creek Road, Bridgeport, NJ                 1991/1997      1        203,229  100       792,463  0.7     3.90
 Pierce Street, Franklin Township, NJ                  1984      1        182,764  100       776,748  0.7     4.25
 Herrod Boulevard, South Brunswick, NJ                 1989      1        400,000  100     1,719,547  1.5     4.30
                                                               ---     ----------  ---   ----------- ----   ------
                 Market subtotal/weighted average                5      1,190,362  100%  $ 4,854,484  4.2%  $ 4.08
       Northeast Region subtotal/weighted average               10      2,478,262  100%  $ 9,539,828  8.3%  $ 3.85
                                                               ---     ----------  ---   ----------- ----   ------
 Bulk Distribution Properties Total                             56     13,417,059   98%  $43,448,989 37.8%  $ 3.32

                                               Rentable Sq. Ft.  Annualized Net Rent(1)
                                               ---------------- ------------------------
                                                                                   Per
                            Year                                                  Leased
Property Type and          Built/   Number of              %                % of   Sq.
 Location                 Renovated Properties  Number   Leased   Amount    Total  Ft.
-----------------         --------- ----------  ------   ------ ----------- ----- ------
Multitenant Distribution
 Properties:
West Region
Los Angeles Market
 West Rincon Street,
  Corona, CA                   1986      1       162,900  100%  $   729,600  0.6% $ 4.48
 Jersey Court, Rancho
  Cucamonga, CA                1989      1        88,134  100       291,000  0.3    3.30
 12th Street, Chino, CA        1990      1       104,600  100       402,000  0.3    3.84
 East Dyer Road, Santa
  Ana, CA                 1954/1965      1       372,096  100     1,480,660  1.3    3.98
 Industry Circle, La
  Mirada, CA                   1966      1       112,946  100       474,373  0.4    4.20
 East Santa Ana Street,
  Building 1, Ontario,
  CA                           1989      1        98,782  100       355,615  0.3    3.60
 East Santa Ana Street,
  Building 2, Ontario,
  CA                           1990      1        62,398  100       224,632  0.2    3.60
                                       ---     ---------  ---   -----------  ---  ------
Market subtotal/weighted
                 average                 7     1,001,856  100%  $ 3,957,880  3.4% $ 3.95
Phoenix Market
 South 40th Avenue,
  Building 1, Phoenix,
  AZ                           1990      1       126,360  100%  $   338,093  0.3% $ 2.68
 South 40th Avenue,
  Building 2, Phoenix,
  AZ                           1989      1       127,042  100       384,872  0.3    3.03
 South 40th Avenue,
  Building 3, Phoenix,
  AZ                           1987      1       201,600  100       622,944  0.5    3.09
 South 41st Avenue,
  Building 1, Phoenix,
  AZ                           1989      1       161,230  100       440,157  0.4    2.73
 South 39th Avenue,
  Phoenix, AZ                  1989      1       159,450  100       658,368  0.6    4.13
 South 53rd Avenue,
  Phoenix, AZ                  1987      1       127,680  100       340,905  0.3    2.67
 South 9th Street,
  Phoenix, AZ                  1983      1        89,423  100       436,218  0.4    4.88
 44th Avenue and
  Roosevelt, Phoenix, AZ       1997      1       144,592   78       337,333  0.3    3.00
                                       ---     ---------  ---   -----------  ---  ------
Market subtotal/weighted
                 average                 8     1,137,377   97%  $ 3,558,890  3.1% $ 3.22
Seattle Market
 Kent West Corporate
  Park II, Kent, WA            1989      1       250,820  100%  $   966,492  0.8% $ 3.85
                                       ---     ---------  ---   -----------  ---  ------
San Francisco Market
 Reed Avenue, Building
  1, West Sacramento, CA       1988      1       103,110  100%  $   461,905  0.4% $ 4.48
 Reed Avenue, Building
  2, West Sacramento, CA       1988      1       105,600  100       423,336  0.4    4.01
                                       ---     ---------  ---   -----------  ---  ------
Market subtotal/weighted
                 average                 2       208,710  100%  $   885,241  0.8% $ 4.24
                                       ---     ---------  ---   -----------  ---  ------
             West Region
       subtotal/weighted
                 average                18     2,598,763   99%  $ 9,368,503  8.1% $ 3.65
Southwest Region
Dallas Market
 10th Street, Building 1
  Plano, TX                    1997      1        99,679  100%  $   439,824  0.4% $ 4.41
 10th Street, Building 2
  Plano, TX                    1997      1       107,260  100       423,086  0.4    3.94
 North Lake Drive,
  Coppell, TX                  1982      1       230,400  100       690,343  0.6    3.00
 Airline Drive, Building
  1, Coppell, TX               1991      1        75,000  100       262,500  0.2    3.50
 113th Street,
  Arlington, TX                1979      1        79,735  100       291,032  0.2    3.65
 Diplomat Drive, Farmers
  Branch, TX                   1984      1        82,756  100       325,697  0.3    3.94
                                       ---     ---------  ---   -----------  ---  ------
 Southwest Region/Market
       subtotal/weighted
                 average                 6       674,830  100%  $ 2,432,482  2.1% $ 3.60
Midwest Region
Chicago Market
 Medinah Road, Building
  1, Chicago, IL               1986      1       319,459  100%  $ 1,741,840  1.5% $ 5.45
 Medinah Road, Building
  2, Chicago, IL               1986      1       160,799  100       876,751  0.8    5.45
 Swenson Avenue, St.
  Charles, IL                  1988      1        81,110  100       322,237  0.3    3.97
 High Grove Lane,
  Naperville, IL               1994      1        95,000  100       392,549  0.3    4.13
 Western Avenue, Lisle,
  IL                      1979/1985      1        67,996  100       383,143  0.3    5.63
                                       ---     ---------  ---   -----------  ---  ------
Market subtotal/weighted
                 average                 5       724,364  100%  $ 3,716,520  3.2% $ 5.13
Cincinnati/Northern
 Kentucky Market
 Lake Forest Drive,
  Building 1, Blue Ash,
  OH                           1978      1       239,891  100%  $   660,192  0.6% $ 2.75
 Lake Forest Drive,
  Building 2, Blue Ash,
  OH                           1979      1       176,956   94       442,559  0.4    2.65
                                       ---     ---------  ---   -----------  ---  ------
Market subtotal/weighted
                 average                 2       416,847   98%  $ 1,102,751  1.0% $ 2.71

                                                                    Rentable Sq. Ft.  Annualized Net Rent(1)
                                                                    ---------------- ------------------------
                                                                                                        Per
                                                 Year                                                  Leased
                                                Built/   Number of              %                % of   Sq.
Property Type and Location                     Renovated Properties  Number   Leased   Amount    Total  Ft.
--------------------------                     --------- ----------  ------   ------ ----------- ----- ------
Columbus Market
 International Street, Columbus, OH                 1988      1       152,800  100%  $   435,479  0.4% $ 2.85
 Port Road, Building 1, Franklin County, OH         1995      1       205,109  100       677,903  0.6    3.31
 Port Road, Building 2, Franklin County, OH         1995      1       156,000  100       425,899  0.4    2.73
 Westbelt Drive, Building 1, Columbus, OH           1980      1       202,000  100     1,010,000  0.9    5.00
 Dividend Drive, Columbus, OH                       1979      1       144,850  100       443,241  0.4    3.06
 Twin Creek Drive, Columbus, OH                     1989      1       176,000   76       386,256  0.3    2.87
                                                            ---     ---------  ---   -----------  ---  ------
              Market subtotal/weighted average                6     1,036,759   96%  $ 3,378,778  3.0% $ 3.40
Minneapolis Market
 Woodale Drive, Building 1, Mounds View  MN         1992      1        78,016   33%  $   142,692  0.1% $ 5.57
 Trenton Lane, Plymouth, MN                         1994      1       122,032  100       617,482  0.6    5.06
 Lexington Avenue, Eagan, MN                        1979      1       184,429   96       616,274  0.5    3.49
                                                            ---     ---------  ---   -----------  ---  ------
              Market subtotal/weighted average                3       384,477   84%  $ 1,376,448  1.2% $ 4.24
Other Market
 Sysco Court, Grand Rapids, MI                      1985      1        62,700  100%  $   372,957  0.3% $ 5.95
                                                            ---     ---------  ---   -----------  ---  ------
      Midwest Region subtotal/weighted average               17     2,625,147   96%  $ 9,947,454  8.7% $ 3.96
Southeast Region
Orlando Market
 Orlando Central Park, Building 1, Orlando, FL      1988      1       267,432  100%  $   889,343  0.8% $ 3.33
 Orlando Central Park, Building 2, Orlando, FL      1983      1       156,660  100       493,476  0.4    3.15
 Orlando Central Park, Building 3, Orlando, FL      1991      1       356,583   90     1,416,090  1.2    4.41
 Orlando Central Park, Building 4, Orlando, FL      1984      1       133,400   81       386,766  0.4    3.59
 Orlando Central Park, Building 5, Orlando, FL      1985      1       139,800  100       493,962  0.4    3.53
 Orlando Central Park, Building 6, Orlando, FL      1986      1       119,000   79       339,467  0.3    3.61
 Exchange Drive, Orlando, FL                        1979      1       115,728   69       232,237  0.2    2.91
 Kingspointe Parkway, Orlando, FL                   1991      1       101,870   33       120,060  0.1    3.55
                                                            ---     ---------  ---   -----------  ---  ------
              Market subtotal/weighted average                8     1,390,473   86%  $ 4,371,401  3.8% $ 3.64
Atlanta Market
 Atlanta Industrial Drive, Atlanta, GA              1986      1       161,965  100%  $   417,522  0.4% $ 2.58
 Westpark Drive, Building 1, Fulton County, GA      1981      1       216,074  100       539,189  0.5    2.50
 Westpark Drive, Building 2, Fulton County, GA      1981      1       130,722  100       268,622  0.2    2.05
                                                            ---     ---------  ---   -----------  ---  ------
              Market subtotal/weighted average                3       508,761  100%  $ 1,225,333  1.1% $ 2.41
                                                            ---     ---------  ---   -----------  ---  ------
    Southeast Region subtotal/weighted average               11     1,899,234   90%  $ 5,596,734  4.9% $ 3.27
Northeast Region
Boston Market
 First Avenue, Needham, MA(2)                  1961/1992      1       119,573  100%  $   699,680  0.6% $ 5.85
                                                            ---     ---------  ---   -----------  ---  ------
Baltimore/Washington Market
 Port Capital Drive, Jessup, MD                     1974      1        94,381  100%  $   460,962  0.4% $ 4.88
 Greenwood Place, Savage, MD                        1985      1        77,424  100       295,871  0.3    3.82
 Bollman Place, Savage, MD                          1985      1       104,409  100       498,485  0.4    4.77
 Stayton Drive, Jessup, MD                          1985      1       125,800  100       514,650  0.5    4.09
                                                            ---     ---------  ---   -----------  ---  ------
              Market subtotal/weighted average                4       402,014  100%  $ 1,769,968  1.6% $ 4.40

                                                                         Rentable Sq. Ft.   Annualized Net Rent(1)
                                                                         ----------------- -------------------------
                                                                                                               Per
                                                      Year                                                    Leased
                                                     Built/   Number of               %                % of    Sq.
Property Type and Location                          Renovated Properties   Number   Leased   Amount    Total   Ft.
--------------------------                          --------- ---------- ---------- ------ ----------- -----  ------
New York/New Jersey Market
 Colony Road, Building 1, Jersey City, NJ                1974      1        124,933  100%  $   499,731  0.4%  $ 4.00
 Colony Road, Building 2, Jersey City, NJ                1976      1        262,453  100       918,438  0.8     3.50
 Pulaski Boulevard, Port Jersey, NJ(3)                   1974      1        224,664  100       703,139  0.6     3.13
 Port Jersey Boulevard, Building 1, Port Jersey, NJ 1974/1982      1        425,121  100     1,740,013  1.5     4.09
 Port Jersey Boulevard, Building 2, Port Jersey, NJ 1974/1982      1        204,564  100       802,841  0.7     3.92
 Industrial Drive, Building 1, Port Jersey, NJ           1976      1        263,717  100     1,002,124  0.9     3.80
 Industrial Drive, Building 2, Port Jersey, NJ           1976      1        154,000  100       615,996  0.5     4.00
 Industrial Drive, Building 3, Port Jersey, NJ           1972      1         45,274  100       181,095  0.2     4.00
 South Middlesex Avenue, Building 2, Cranbury, NJ        1982      1        203,404  100       661,062  0.6     3.25
                                                                 ---     ----------  ---   ----------- ----   ------
                   Market subtotal/weighted average                9      1,908,130  100%  $ 7,124,439  6.2%  $ 3.73
Harrisburg Market
 Ritter Road, Mechanicsburg, PA                          1986      1         37,800  100%  $   248,970  0.2%  $ 6.59
                                                                 ---     ----------  ---   ----------- ----   ------
         Northeast Region subtotal/weighted average               15      2,467,517  100%  $ 9,843,057  8.6%  $ 3.99
                                                                 ---     ----------  ---   ----------- ----   ------
 Multitenant Distribution Properties Total                        67     10,265,491   97%  $37,188,230 32.4%  $ 3.74
Workspace Properties:
West Region
Los Angeles Market
 East Howell Avenue, Building 1, Anaheim  CA             1968      1         81,475  100%  $   327,882  0.3%  $ 4.02
 East Howell Avenue, Building 2, Anaheim  CA             1991      1         25,962  100       109,040  0.1     4.20
 Royal Avenue, Simi Valley, CA                           1988      1         26,120  100       157,442  0.1     6.03
 Union Place, Building 1, Simi Valley, CA                1985      1         22,710  100       145,768  0.1     6.42
 Union Place, Building 2, Simi Valley, CA                1987      1         36,538  100       324,360  0.3     8.88
 Anza Drive, Building 1, Valencia, CA                    1990      1         10,296  100        65,121  0.1     6.32
 Anza Drive, Building 2, Valencia, CA                    1990      1          7,944  100        57,192  0.0     7.20
 Anza Drive, Building 3, Valencia, CA                    1990      1          8,663  100        62,400  0.1     7.20
 Kovacs Lane, Huntington Beach, CA                       1988      1        125,000  100     1,000,800  0.9     8.01
 Artesia Avenue, Building 1, Fullerton, CA               1991      1         55,498  100       227,949  0.2     4.11
 Artesia Avenue, Building 2, Fullerton, CA               1991      1         60,502  100       283,149  0.2     4.68
 Commonwealth Avenue, Fullerton, CA                      1965      1         64,292  100       250,047  0.2     3.89
                                                                 ---     ----------  ---   ----------- ----   ------
                   Market subtotal/weighted average               12        525,000  100%  $ 3,011,150  2.6%  $ 5.74
Phoenix Market
 South Priest Drive, Tempe, AZ                           1998      1         54,900  100%  $   394,200  0.4%  $ 7.18
 East Encanto Drive, Tempe, AZ                           1990      1         81,817  100       329,950  0.3     4.03
 West Alameda Drive, Building 1, Tempe, AZ               1984      1         30,606   67        93,041  0.1     4.56
 West Alameda Drive, Building 2, Tempe, AZ               1984      1         30,606  100       133,176  0.1     4.35
 West Alameda Drive, Building 3, Tempe, AZ               1984      1         30,606  100       149,346  0.1     4.88
 West Alameda Drive, Building 4, Tempe, AZ               1984      1         30,606  100       134,669  0.1     4.40
                                                                 ---     ----------  ---   ----------- ----   ------
                   Market subtotal/weighted average                6        259,141   96%  $ 1,234,382  1.1%  $ 4.96
San Diego Market
 Airway Road, Building 1, Otay Mesa, CA                  1996      1         44,840   46%  $   137,015  0.1%  $ 6.71
 Airway Road, Building 2, Otay Mesa, CA                  1996      1         78,296  100       449,738  0.4     5.74
 Avenida Encinas, Building 1, Carlsbad, CA               1972      1         80,000  100       663,229  0.6     8.29
 Avenida Encinas, Building 2, Carlsbad, CA               1993      1        126,008  100       716,846  0.6     5.69
                                                                 ---     ----------  ---   ----------- ----   ------
                   Market subtotal/weighted average                4        329,144   93%  $ 1,966,828  1.7%  $ 6.45


                                                                        Rentable Sq. Ft.  Annualized Net Rent(1)
                                                                        ---------------- ------------------------
                                                                                                            Per
                                                     Year                                                  Leased
                                                    Built/   Number of              %                % of   Sq.
Property Type and Location                         Renovated Properties  Number   Leased   Amount    Total  Ft.
--------------------------                         --------- ---------- --------- ------ ----------- ----- ------
Seattle Market
 Kent West Corporate Park I, Building 1, Kent, WA    1989         1        41,700  100%  $   501,984  0.4% $12.04
 Kent West Corporate Park I, Building 2, Kent, WA    1989         1        16,000   86        95,712  0.1    6.96
 Kent West Corporate Park I, Building 3, Kent, WA    1989         1        36,250  100       137,064  0.1    3.78
 Kent West Corporate Park I, Building 4, Kent, WA    1989         1        57,990  100       225,108  0.2    3.88
                                                                ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                 4       151,940   99%  $   959,868  0.8% $ 6.41
San Francisco Market
 Brisbane Industrial Park, Building 1, Brisbane,
  CA                                                 1961         1        39,800  100%  $   220,293  0.2% $ 5.54
 Brisbane Industrial Park, Building 2, Brisbane,
  CA                                                 1960         1        21,186  100       139,743  0.1    6.60
 Brisbane Industrial Park, Building 3, Brisbane,
  CA                                                 1969         1        23,586  100       173,861  0.2    7.37
 Brisbane Industrial Park, Building 4, Brisbane,
  CA                                                 1968         1        40,680  100       246,340  0.2    6.06
 Brisbane Industrial Park, Building 5, Brisbane,
  CA                                                 1966         1        37,040  100       214,612  0.2    5.79
 Brisbane Industrial Park, Building 6, Brisbane,
  CA                                                 1963         1        31,745  100       211,982  0.2    6.68
 Brisbane Industrial Park, Building 7, Brisbane,
  CA                                                 1967         1        32,211  100       208,728  0.2    6.48
 Brisbane Industrial Park, Building 8, Brisbane,
  CA                                                 1961         1        18,600  100       130,046  0.1    6.99
 Brisbane Industrial Park, Building 9, Brisbane,
  CA                                                 1966         1        43,500  100       222,419  0.2    5.11
 Brisbane Industrial Park, Building 10, Brisbane,
  CA                                                 1961         1       116,400  100        89,773  0.1    0.77
 Brisbane Industrial Park, Building 11, Brisbane,
  CA                                                 1968         1        35,744  100       220,897  0.2    6.18
 Brisbane Industrial Park, Building 12, Brisbane,
  CA                                                 1968         1        24,786  100       138,949  0.1    5.61
 Brisbane Industrial Park, Building 13, Brisbane,
  CA                                                 1962         1        58,000  100       348,000  0.3    6.00
 Brisbane Industrial Park, Building 14, Brisbane,
  CA                                                 1969         1        19,100  100       102,204  0.1    5.35
 Huntwood Avenue, Hayward, CA                        1982         1        62,031  100       477,445  0.4    7.70
                                                                ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                15       604,409  100%  $ 3,145,292  2.8% $ 5.20
                                                                ---     ---------  ---   -----------  ---  ------
            West Region subtotal/weighted average                41     1,869,634   98%  $10,317,520  9.0% $ 5.63
Southwest Region
Dallas Market
 DFW Trade Center Building 2, Grapevine, TX          1997         1       202,361  100%  $ 1,723,670  1.5% $ 8.52
 Diplomat Drive, Building 1, Farmers Branch, TX      1997         1        53,375  100       325,044  0.3    6.09
 Bradley Lane,Carrollton, TX                         1984         1        56,531  100       215,892  0.2    3.82
                                                                ---     ---------  ---   -----------  ---  ------
Southwest Region/Market subtotal/weighted average                 3       312,267  100%  $ 2,264,606  2.0% $ 7.25
Southeast Region
Atlanta Market
 Cobb International Place, Building 1, Atlanta,
  GA                                                 1996         1        60,000  100%  $   260,820  0.2% $ 4.35
 Cobb International Place, Building 2, Atlanta,
  GA                                                 1996         1        68,000  100       238,452  0.2    3.51
 Town Park Drive, Building 1, Kennesaw, GA           1995         1        65,830  100       322,396  0.3    4.90
 Town Park Drive, Building 2, Kennesaw, GA           1995         1        55,554  100       250,632  0.2    4.51
 South Royal Drive, Building 1, Tucker, GA           1987         1        53,402   91       232,327  0.2    4.79
 South Royal Drive, Building 2, Tucker, GA           1987         1        43,720  100       180,333  0.2    4.12
 South Royal Drive, Building 3, Tucker, GA           1989         1        37,041  100       150,286  0.1    4.06
                                                                ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                 7       383,547   99%  $ 1,635,246  1.4% $ 4.32
Charlotte Market
 Airport Road, Monroe, NC                            1972         1       118,930  100%  $   591,600  0.5% $ 4.97
 US Highway 74 and Old Charlotte Monroe,  NC         1957         1       135,000  100       394,400  0.4    2.92
                                                                ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                 2       253,930  100%  $   986,000  0.9% $ 3.88

                                                                           Rentable Sq. Ft.  Annualized Net Rent(1)
                                                                           ---------------- ------------------------
                                                                                                               Per
                                                        Year                                                  Leased
                                                       Built/   Number of              %                % of   Sq.
Property Type and Location                            Renovated Properties  Number   Leased   Amount    Total  Ft.
--------------------------                            --------- ---------- --------- ------ ----------- ----- ------
Orlando Market
 Boggy Creek Road, Building 1, Orlando, FL                 1992      1        52,500   99%  $   267,496  0.2% $ 5.14
 Boggy Creek Road, Building 2, Orlando, FL                 1996      1        55,456  100       311,543  0.3    5.62
 Boggy Creek Road, Building 3, Orlando, FL                 1998      1        55,456   81       273,847  0.2    6.13
 Boggy Creek Road, Building 4, Orlando, FL                 1999      1        50,108  100       250,539  0.2    5.00
 Landstreet Road, Building 2, Orlando, FL                  1997      1        55,456  100       317,797  0.3    5.73
 Landstreet Road, Building 3, Orlando, FL                  1996      1        50,018  100       247,589  0.2    4.95
                                                                   ---     ---------  ---   -----------  ---  ------
                     Market subtotal/weighted average                6       318,994   96%  $ 1,668,811  1.4% $ 5.42
Other Markets
 Industrial Drive South, Gluckstadt, MS                    1988      1       160,000  100%  $   690,000  0.6% $ 4.31
                                                                   ---     ---------  ---   -----------  ---  ------
           Southeast Region subtotal/weighted average               16     1,116,471   99%  $ 4,980,057  4.3% $ 4.53
Northeast Region
Baltimore/Washington Market
 The Crysen Center, Building 1, Jessup, MD                 1985      1        75,820  100%  $   371,887  0.3% $ 4.90
 The Crysen Center, Building 2, Jessup, MD                 1985      1        76,043   93       336,427  0.3    4.74
 West Nursery Road, Building 1, Linthicum  MD              1989      1        49,100  100       343,700  0.3    7.00
 West Nursery Road, Building 2, Linthicum  MD              1989      1        39,041  100       380,720  0.3    9.75
 Fontana Lane, Building 1, Baltimore, MD                   1988      1        47,434  100       252,650  0.2    5.33
 Fontana Lane, Building 2, Baltimore, MD                   1988      1        61,320   84       364,084  0.3    7.04
 Bristol Court, Jessup, MD                                 1988      1        73,071   91       348,267  0.3    5.24
 Guilford Road, Annapolis Junction, MD                     1989      1        96,686  100       579,608  0.5    5.99
 Nokes Boulevard, Sterling, VA                             1998      1        88,489  100       726,576  0.6    8.21
 Oakville Industrial Park, Building 1, Alexandria, VA      1949      1        67,225   92       350,940  0.3    5.70
 Oakville Industrial Park, Building 2, Alexandria, VA      1940      1        23,683  100       120,425  0.1    5.08
 Oakville Industrial Park, Building 3, Alexandria, VA      1947      1        76,089  100       533,433  0.5    7.01
 Oakville Industrial Park, Building 4, Alexandria, VA      1952      1         2,800  100        18,624  0.0    6.65
 Oakville Industrial Park, Building 5, Alexandria, VA      1955      1        56,134   98       237,748  0.2    4.31
 Oakville Industrial Park, Building 6, Alexandria, VA      1946      1        50,876  100       527,691  0.5   10.37
                                                                   ---     ---------  ---   -----------  ---  ------
                     Market subtotal/weighted average               15       883,811   97%  $ 5,492,780  4.7% $ 6.42
Boston Market
 Technology Drive, Auburn, MA                              1973      1        54,400  100%  $   194,448  0.2% $ 3.57
 John Hancock Road, Taunton, MA                            1986      1        34,224  100       206,147  0.2    6.02
                                                                   ---     ---------  ---   -----------  ---  ------
                     Market subtotal/weighted average                2        88,624  100%  $   400,595  0.4% $ 4.52
New York/New Jersey Market
 New England Avenue, Piscataway, NJ                   1975/1995      1       101,553  100%  $   404,861  0.4% $ 3.99
 Memorial Drive, Franklin Township, NJ                     1988      1       148,598  100     1,056,902  0.9    7.11
                                                                   ---     ---------  ---   -----------  ---  ------
                     Market subtotal/weighted average                2       250,151  100%  $ 1,461,763  1.3% $ 5.84
                                                                   ---     ---------  ---   -----------  ---  ------
           Northeast Region subtotal/weighted average               19     1,222,586   98%  $ 7,355,138  6.4% $ 6.16
Midwest Region
Chicago Market
 Feehanville Drive, Mount Prospect, IL                     1987      1        57,150  100%  $   454,342  0.4% $ 7.95
 Business Center, Building 1, Mount Prospect, IL           1985      1        43,250  100       356,380  0.3    8.24
 Business Center, Building 2, Mount Prospect, IL           1989      1        79,900   67       508,672  0.4    9.54
 Tower Lane, Bensenville, IL                               1977      1        76,737  100       452,520  0.4    5.90
                                                                   ---     ---------  ---   -----------  ---  ------
                     Market subtotal/weighted average                4       257,037   90%  $ 1,771,914  1.5% $ 7.69

                                                                 Rentable Sq. Ft.   Annualized Net Rent(1)
                                                                 ----------------- --------------------------
                                                                                                        Per
                                              Year                                                     Leased
                                             Built/   Number of               %                 % of    Sq.
Property Type and Location                  Renovated Properties   Number   Leased    Amount    Total   Ft.
--------------------------                  --------- ---------- ---------- ------ ------------ -----  ------
Cincinnati/Northern Kentucky Market
 Building J, Airport Exchange, Erlanger, KY   1997         1         67,749  100%  $    462,373   0.4% $6.82
 Spiral Drive, Building 1, Florence, KY       1988         1         26,556  100        240,309   0.2   9.05
 Spiral Drive, Building 2, Florence, KY       1989         1         34,999  100        294,803   0.3   8.42
 Empire Drive, Florence, KY                   1991         1        101,250  100        318,999   0.3   3.15
 Kentucky Drive, Building 2, Florence, KY     1991         1        128,077  100        367,515   0.3   2.87
 Foundation Drive, Building 1, Elsmere, KY    1983         1         33,000  100        102,630   0.1   3.11
 Foundation Drive, Building 2, Elsmere, KY    1983         1         62,560  100        310,592   0.3   4.96
 Foundation Drive, Building 3, Elsmere, KY    1990         1          7,000  100         90,000   0.1  12.86
 Foundation Drive, Building 4, Elsmere, KY    1983         1         12,000  100         51,744   0.0   4.31
 Foundation Drive, Building 5, Elsmere, KY    1983         1         12,000  100         47,400   0.1   3.95
 Foundation Drive, Building 6, Elsmere, KY    1984         1         17,500  100         59,675   0.1   3.41
 Foundation Drive, Building 7, Elsmere, KY    1984         1         12,000  100         43,098   0.0   3.59
 Foundation Drive, Building 8, Elsmere, KY    1984         1         10,000  100         66,000   0.1   6.60
 Power Line Drive, Elsmere, KY                1994         1          6,000  100         34,088   0.0   5.68
 Turfway Road, Building 1, Erlanger, KY       1990         1         30,711  100        150,778   0.1   4.91
 Turfway Road, Building 2, Erlanger, KY       1990         1         39,396  100        179,324   0.2   4.55
 Turfway Road, Building 3, Erlanger, KY       1996         1         41,839  100        150,300   0.1   3.59
 Jamike Drive, Building 1, Erlanger, KY       1986         1         15,000  100         60,499   0.1   4.03
 Jamike Drive, Building 2, Erlanger, KY       1986         1         26,949  100        126,528   0.1   4.70
 Jamike Drive, Building 3, Erlanger, KY       1986         1         38,900   64        111,589   0.1   4.50
 Jamike Drive, Building 4, Erlanger, KY       1988         1         42,606   89        141,244   0.1   3.74
 Jamike Drive, Building 5, Erlanger, KY       1985         1         24,640  100        116,503   0.1   4.73
 Jamike Drive, Building 6, Erlanger, KY       1985         1         26,560  100        104,832   0.1   3.95
 Jamike Drive, Building 7, Erlanger, KY       1985         1         31,540   55         42,567   0.0   2.44
 Empire Drive, Building A, Florence, KY       1990         1         47,840  100        161,548   0.1   3.38
 Empire Drive, Building B, Florence, KY       1990         1         47,842  100        201,214   0.2   4.21
 Commerce Boulevard, Loveland, OH             1989         1         34,600  100        171,000   0.1   4.94
 Creek Road, Blue Ash, OH                     1983         1         66,095   95        469,390   0.4   7.49
                                                         ---     ----------  ---   ------------ -----  -----
           Market subtotal/weighted average               28      1,045,209   97%  $  4,676,542   4.1% $4.64
Columbus Market
 Equity Drive, Columbus, OH                   1980         1        116,160   87%  $    581,108   0.5% $5.76
 Alum Creek Road, Columbus, OH                1988         1         34,600  100        175,076   0.2   5.06
                                                         ---     ----------  ---   ------------ -----  -----
           Market subtotal/weighted average                2        150,760   90%  $    756,184   0.7% $5.58
Minneapolis Market
 Woodale Drive, Building 2, Mounds View, MN   1989         1         55,742  100%  $    470,356   0.4% $8.44
 Woodale Drive, Building 3, Mounds View, MN   1990         1        144,019  100        844,751   0.8   5.87
 Woodale Drive, Building 4, Mounds View, MN   1992         1         42,551  100        208,107   0.2   4.89
 Cahill Road, Edina, MN                       1979         1         45,800  100        241,801   0.2   5.28
 Monticello Lane, Maple Grove, MN             1986         1         40,437  100        157,704   0.1   3.90
                                                         ---     ----------  ---   ------------ -----  -----
           Market subtotal/weighted average                5        328,549  100%  $  1,922,719   1.7% $5.85
Other Markets
 Rudolph Way, Greendale, IN                   1990         1         50,000  100%  $    117,500   0.1% $2.35
                                                         ---     ----------  ---   ------------ -----  -----
   Midwest Region subtotal/weighted average               40      1,831,555   96%  $  9,244,859   8.1% $5.27
                                                         ---     ----------  ---   ------------ -----  -----
 Workspace Properties Total                              119      6,352,513   97%  $ 34,162,180  29.8% $5.52
                                                         ---     ----------  ---   ------------ -----  -----
 Grand Total                                             242     30,035,063   97%  $114,799,399 100.0% $3.93
                                                         ===     ==========  ===   ============ =====  =====

--------
(1) "Annualized net rent" means annualized monthly net rent from leases in effect as of March 31, 1999. "Net rent" means contractual rent, excluding any reimbursements for real estate taxes or operating expenses.
(2)Property was sold June, 1999.
(3)Property currently under agreement to be sold.

                                   MANAGEMENT

The following table sets forth information with respect to our officers and trustees.

                                        Positions with Cabot Trust, Business
              Name              Age        Experience and Other Positions
              ----              ---     ------------------------------------
 Ferdinand Colloredo-Mansfeld..  59 Ferdinand Colloredo-Mansfeld has served as our Chairman of the Board of Trustees and
                                    Chief Executive Officer since our formation
                                    in October 1997. Mr. Colloredo-Mansfeld
                                    also serves as the Chairman and Chief
                                    Executive Officer of Cabot Advisors.
                                    Mr. Colloredo-Mansfeld served as Chairman,
                                    Chief Executive Officer and Chief
                                    Investment Officer of Cabot Partners
                                    Limited Partnership from 1990 to 1997,
                                    having previously served in the same
                                    positions with Cabot, Cabot & Forbes Realty
                                    Advisors, Inc., an affiliate of Cabot,
                                    Cabot & Forbes, since its formation in
                                    1986. Mr. Colloredo-Mansfeld began his real
                                    estate career in 1970 when he joined Cabot,
                                    Cabot & Forbes, a national real estate
                                    development, management and construction
                                    firm, becoming its Chief Financial Officer
                                    in 1973, Chief Operating Officer in 1974
                                    and Chief Executive Officer in 1976, a
                                    position he held until his retirement from
                                    that company in 1989. As Chief Executive
                                    Officer, Mr. Colloredo-Mansfeld oversaw the
                                    development and management of approximately
                                    $4 billion of commercial properties in
                                    twenty states, including 35 master planned
                                    suburban business and industrial parks. Mr.
                                    Colloredo-Mansfeld is a graduate of Harvard
                                    College and Harvard Business School. He is
                                    a limited partner in Brown Brothers
                                    Harriman & Co. and is a Director of Data
                                    General Corporation and Raytheon Company.
                                    He is Chairman of the Board of Trustees of
                                    Massachusetts General Hospital. Mr.
                                    Colloredo-Mansfeld is the father of Franz
                                    Colloredo-Mansfeld, our Chief Financial
                                    Officer.
 Robert E. Patterson...........  54 Mr. Patterson has served as our President and a Trustee since our formation in
                                    October 1997. Mr. Patterson served as
                                    Executive Vice President, Director of
                                    Acquisitions and a member of the Investment
                                    Committee of Cabot, Cabot & Forbes Realty
                                    Advisors, Inc. and, subsequently, Cabot
                                    Partners Limited Partnership from 1987 to
                                    1997. Mr. Patterson began his real estate
                                    career in 1972 as a lawyer with the firm of
                                    Gaston, Snow & Ely Bartlett. In 1978, he
                                    became the first Executive Director of the
                                    Massachusetts Industrial Finance Agency and
                                    remained in that position until 1983 when
                                    he joined the Beal Companies, a Boston-
                                    based real estate development, management
                                    and investment firm as Senior Vice-
                                    President. He joined Cabot, Cabot & Forbes
                                    Realty Advisors, Inc. in 1987 to head its
                                    acquisitions group and was a founding
                                    partner of Cabot Partners Limited
                                    Partnership upon its formation as an
                                    independent entity in 1990. Mr. Patterson
                                    is a graduate of Harvard College and
                                    Harvard Law School. He is a Trustee of The
                                    Putnam Group of Mutual Funds, a Trustee of
                                    the Sea Education Association and Chairman
                                    of the Board of Trustees of the Joslin
                                    Diabetes Center. He is a member of numerous
                                    industry associations, including the
                                    National Association of Real Estate
                                    Investment Trusts and the Urban Land
                                    Institute.

                                Positions with Cabot Trust, Business Experience
           Name            Age                and Other Positions
           ----            ---  -----------------------------------------------
 George M. Lovejoy, Jr....  68 Mr. Lovejoy became a Trustee of ours in March
                               1999. Mr. Lovejoy has since 1994 been President
                               of Fifty Associates, a real estate investment
                               company of which he has been an executive
                               officer since 1966, and was a senior executive
                               officer from 1972 to 1993 of Meredith & Grew, a
                               real estate service company of which he was
                               President from 1978 to 1988 and Chairman from
                               1988 to 1993. He is a Trustee of MGI Properties,
                               Chairman of the Investment Committee of Copley
                               Investors Limited Partnership and a Director or
                               Trustee of a number of funds in the Scudder
                               family of mutual funds. Mr. Lovejoy's
                               professional organization affiliations include
                               the Counselors of Real Estate, the Greater
                               Boston Building Owners & Managers Association
                               and the Greater Boston Real Estate Board, of
                               each of which organizations he is a past
                               President, the International Council of Shopping
                               Centers, the Massachusetts Association of
                               Realtors, the National Association of Realtors
                               and the Institute of Real Estate Management. He
                               is also a Trustee and a past President of the
                               New England Aquarium, a member of the
                               Corporation of Northeastern University and a
                               member and past Chairman of the Massachusetts
                               Advisory Committee of the Nature Conservancy.
 Christopher C. Milliken..  53 Mr. Milliken has been a Trustee of ours since
                               February 1998. He has been President, Chief
                               Executive Officer and a Director of the Boise
                               Cascade Office Products Corporation since April
                               1998, previously having served as Senior Vice
                               President, Operations from 1995 to April 1998
                               and Eastern Regional Manager from 1990 to 1995.
                               Prior to beginning his career at Boise Cascade
                               Office Products Corporation in 1977, Mr.
                               Milliken served in various merchandise
                               management positions at Marshall Field & Company
                               from 1970 to 1977.
 Maurice Segall...........  69 Mr. Segall has been a Trustee of ours since
                               February 1998. Mr. Segall has been a senior
                               lecturer at the MIT-Sloan School of Management
                               and a senior advisor to the Boston Consulting
                               Group since 1989. Until 1989, he was Chairman,
                               President and Chief Executive Corporate Officer
                               of Zayre Corporation, which he joined as
                               President and Chief Executive Officer in 1978.
                               Mr. Segall is a Director of AMR Corporation and
                               Harcourt General, Inc. He is a Trustee of
                               Massachusetts General Hospital and the Boston
                               Museum of Fine Arts.
 W. Nicholas Thorndike....  65 Mr. Thorndike has served as a Trustee of ours since February 1998. Mr. Thorndike retired in
                               1988 from Wellington Management
                               Company/Thorndike, Doran, Paine and Lewis where
                               he was Chairman of the Board and Managing
                               Partner. Mr. Thorndike serves as a Director of
                               Courier Corporation, Data General Corporation,
                               the Providence Journal (where he is Chairman of
                               the Executive Committee) and Bradley Real
                               Estate, Inc. He also serves as a Trustee of
                               Massachusetts General Hospital, having served as
                               its Chairman of the Board from 1987 to 1992 and
                               President from 1992 to 1994, and serves as a
                               Trustee of Eastern Utilities Associates,
                               Northeastern University and The Putnam Group of
                               Mutual Funds.

                                Positions with Cabot Trust, Business Experience
            Name            Age               and Other Positions
            ----            --- -----------------------------------------------
 Ronald L. Skates..........  57 Mr. Skates has been a Trustee of ours since
                                February 1998. Mr. Skates has been President,
                                Chief Executive Officer and Director of Data
                                General Corporation since 1989. Prior to
                                joining Data General Corporation in 1986, Mr.
                                Skates was a Partner of Price Waterhouse LLP,
                                certified public accountants. He is a member of
                                the American Institute of Certified Public
                                Accountants and the Massachusetts Society of
                                Certified Public Accountants. He is also a
                                Trustee of Massachusetts General Hospital and
                                Vice Chairman and a Director of the
                                Massachusetts High Technology Council.
 Franz Colloredo-Mansfeld..  36 Franz Colloredo-Mansfeld has been our Chief
                                Financial Officer since October 1997 and served
                                as a Senior Vice President of Cabot Partners
                                since 1996. He was a Senior Engagement Manager
                                of McKinsey & Company, Inc. from 1992 through
                                1996. He previously worked for the Deutsche
                                Bank real estate investment group in 1992 and
                                was a Robert Bosch Fellow at the German Central
                                Bank (Bundesbank) in Frankfurt, Germany in
                                1991. He was also an investment banker with
                                Merrill Lynch & Co. from 1986 through 1989,
                                where he specialized in mergers and
                                acquisitions. Mr. Colloredo-Mansfeld is a
                                graduate of Harvard College and Harvard
                                Business School. He is on the Board of Advisors
                                of Gilbane, Inc. and is a director or trustee
                                of numerous charitable organizations.
                                Mr. Colloredo-Mansfeld is the son of Ferdinand
                                Colloredo-Mansfeld, our Chief Executive
                                Officer.
 Andrew D. Ebbott..........  43 Mr. Ebbott has served as our Senior Vice
                                President, Director of Acquisitions since
                                October 1997. Mr. Ebbott joined Cabot, Cabot &
                                Forbes Realty Advisors, Inc. in 1988 as
                                Director of Research and a member of its
                                acquisition department, becoming a Vice-
                                President in 1991 and a Senior Vice President
                                in 1995 of Cabot Partners Limited Partnership.
                                Mr. Ebbott is a graduate of Dartmouth College
                                and the University of Chicago Business School.
                                He has over 13 years experience in real estate
                                finance, investment and research and is a
                                member of the American Institute of Certified
                                Public Accountants.
 Howard B. Hodgson, Jr.....  43 Mr. Hodgson has been our Senior Vice President,
                                Director of Real Estate Operations since
                                October 1997 and has served as a Senior Vice
                                President, Director of Asset Management and
                                Member of the Investment Committee of Cabot
                                Partners Limited Partnership from 1992 to
                                October 1997. Mr. Hodgson began his real estate
                                career in 1979 with the Boston-based real
                                estate firm of R.M. Bradley & Co., Inc.,
                                becoming the head of its institutional property
                                management group prior to joining Cabot, Cabot
                                & Forbes Asset Management Company in 1991 as a
                                Senior Vice President and head of its property
                                management group. Mr. Hodgson is a graduate of
                                Northeastern University. He is a Trustee and
                                member of the Executive Committee of the
                                Cambridge Savings Bank and is a Trustee of
                                Cambridge Financial Group, Inc. He is a member
                                of the Building Owners and Managers Association
                                and the National Association of Industrial and
                                Office Parks and is a corporate Trustee of the
                                Trustees of Reservations.

                          Positions with Cabot Trust, Business Experience and
        Name        Age                     Other Positions
        ----        ---   ---------------------------------------------------
 Neil E. Waisnor...  44 Mr. Waisnor has served as our Senior Vice President-
                        Finance, Treasurer and Secretary since October 1997.
                        Mr. Waisnor was a founding partner of Cabot Partners
                        Limited Partnership, joining as a Vice President and
                        Treasurer in 1990 and becoming a Senior Vice President
                        and Chief Financial Officer in 1995. Prior to joining
                        Cabot Partners Limited Partnership, he was Vice
                        President and Controller of Cabot, Cabot & Forbes,
                        where he served in a variety of financial capacities
                        since 1985. He worked for Arthur Andersen & Co. from
                        1977 until 1985, where he was a senior audit manager
                        serving real estate and high technology companies. Mr.
                        Waisnor is a graduate of the University of
                        Massachusetts at Amherst and is a member of the
                        American Institute of Certified Public Accountants and
                        the Massachusetts Society of Certified Public
                        Accountants and has served on the Accounting Committee
                        of the National Council of Real Estate Investment
                        Fiduciaries.
 Eugene F. Reilly..  38 Mr. Reilly has been our Senior Vice President-Director of Development since October 1997. Mr. Reilly served as
                        Director of Leasing and Marketing of Cabot Partners
                        Limited Partnership from 1992 to October 1997, becoming
                        Senior Vice President in 1996. Mr. Reilly began his
                        real estate career with the Boston commercial real
                        estate brokerage firm of Leggat McCall and Werner in
                        1983 and subsequently became a leasing broker with
                        Julien J. Studley, Inc. In 1985, he joined National
                        Development Corporation where he became a Senior Vice
                        President prior to joining Cabot Partners Limited
                        Partnership as a Vice President in 1992. Mr. Reilly is
                        a graduate of Harvard College. He is a member of the
                        National Association of Industrial and Office Parks,
                        the Industrial Development Research Council and the
                        Council of Logistics Managers.

                              SELLING SHAREHOLDERS

The following table lists the selling shareholders and the number of common shares that each is selling pursuant to this prospectus supplement.

                                                              Common
                                                              Shares
                                                             That Are
                                                              Being
                                   Common Shares               Sold              Common Shares
Selling Shareholder          Owned Before the Offering     Hereunder(2)   Owned After the Offering(2)
-------------------      --------------------------------- ------------ --------------------------------
                           Number   Percent Outstanding(1)               Number   Percent Outstanding(1)
                         ---------- ----------------------              --------- ----------------------
IBM Retirement Plan
 Trust.................. 10,246,244          23.5%            900,000   9,346,244          21.4%
State of Wisconsin
 Investment Board.......  2,959,534           6.8%            900,000   2,059,534           4.7%
Leland Stanford Jr.
 University Endowment
 Fund...................  2,367,923           5.4%          1,000,000   1,367,923           3.1%

--------
(1) The calculation is based on the sum of all outstanding common shares and limited partnership units in Cabot L.P. that are convertible into common shares.
(2) Assumes the underwriter has not exercised its option to purchase up to 420,000 additional shares to cover over-allotments.

For information on additional shares available for sale, see "Selling Shareholders" and "Risk Factors--Shares that become available for future sale may adversely affect the market price of our common shares" in the accompanying prospectus.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement among us, the selling shareholders and J.P. Morgan Securities, Inc., as underwriter, the selling shareholders have agreed to sell to the underwriter and the underwriter has agreed to purchase from the selling shareholders 2,800,000 common shares.

The underwriter has advised us and the selling shareholders that it proposes to offer the common shares to the public initially at the public offering price set forth on the cover page of this prospectus supplement and may offer the common shares to selected dealers at such price less a concession of not to
exceed $     per share. The underwriter may allow, and such dealers may
reallow, a concession to other dealers of not to exceed $     per share. After
the initial public offering of the common shares, the public offering price and other selling terms may be changed by the representatives.

The selling shareholders have granted the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 420,000 additional common shares from the selling shareholders at the same price per share to be paid by the underwriter for the other shares offered hereby. The underwriter may exercise the option only to cover over-allotments, if any, made in connection with the distribution of the common shares offered hereby.

The following table shows the per share and total underwriting discounts to be paid to the underwriter by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase up to 420,000 additional common shares. We will not pay any underwriting discounts to the underwriter in this offering.

                                                          Paid by the Selling
                                                             Shareholders
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per share..........................................    $            $
   Total..............................................    $            $

We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect thereof.

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $300,000. The selling shareholders will not be responsible for any such expenses.

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriter may overallot this offering, creating a short position. In addition, the underwriter may bid for, and purchase, common shares in the open market to cover short positions or to stabilize the price of the common shares. Finally, the underwriter may reclaim selling concessions allowed for distributing common shares in this offering, if it repurchases previously distributed common shares in covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common shares above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

We, the selling shareholders and certain of our other shareholders have agreed, with limited exceptions, that during the period beginning from the date of this prospectus supplement and continuing through the date 60 days after the date of this prospectus supplement, they will not,

(1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive common shares or any substantially similar securities or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares or any substantially similar security, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise (other than pursuant to employee stock option and restricted stock plans existing on the date of this prospectus supplement) without the prior written consent of the underwriter.

From time to time in the ordinary course of its businesses, the underwriter and its affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with us and our affiliates.

                                 LEGAL MATTERS

The legality of the shares will be passed upon for us by Mayer, Brown & Platt, which firm will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP as to various matters of Maryland law. Cahill Gordon & Reindel, a partnership including a professional corporation, will act as counsel to the underwriter in connection with this offering.